EXHIBIT 10.8

FORM OF LOCK-UP AGREEMENT

April 25, 2007

[ADDRESS OF SUBSCRIBER]

Dear Sirs:

Reference is made to our subscription agreement of __________ pursuant to which you acquired __________ common shares (the “Shares”) of Golden Century Technologies Corporation (the “GCTC”). This confirms that you have agreed that the following sale restrictions shall apply during the 2 year period following January 11, 2007 (the “Lock-Up Period”):

During the Lock-Up Period, subject to the following rights of early termination, you shall not sell more than the following amount of Shares during the following specified intervals:

The amount of Shares you may sell during any ninety-day period, including all sales of Shares within the preceding ninety days, shall not exceed the greater of 1% of the issued and outstanding shares of GCTC’s common stock.

If during the Lock-Up Period, the number of issued and outstanding shares of the GCTC that are registered under the Exchanges Act 1934, exceeds 12,833,000, the above sale restrictions shall be terminated immediately.

You agree that if you violate the terms of this agreement, GCTC will be entitled, without limitation, to obtain injunctive relief against you as well as any other legal and equitable remedies available, and you will be liable for any and all legal fees incurred by GCTC in pursuing such remedies. Please acknowledge your agreement to the foregoing terms by signing and returning a copy of this letter.

Yours very truly,

GOLDEN CENTURY TECHNOLOGIES	ACKNOWLEDGED AND AGREED by
CORPORATION	[Name of Subscriber]

By:	By:

Hong Yang, President and Director